Exhibit (b) 10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information and to the use of our report (1) dated February 10, 2009, with respect to the consolidated financial statements of Thrivent Financial for Lutherans and (2) dated April 17, 2009, with respect to the financial statements of Thrivent Variable Annuity Account II in Post-Effective Amendment No. 13 to the Registration Statement on Form N-4 and related Prospectus of Thrivent Variable Annuity Account II.

Minneapolis, Minnesota

April 17, 2009